Exhibit (k)(8)

FORM OF AGREEMENT OF MERGER

     THIS AGREEMENT OF MERGER (the “Agreement”), is made and entered into as of __________________, 2005 by and between Patriot Capital Funding, Inc., a Delaware corporation (the “Corporation”), and Wilton Funding, LLC, a Delaware limited liability company (the “Company”).

     WHEREAS, the Board of Directors of the Corporation and the managers and sole member of the Company have declared it advisable and in the best interests of the Corporation that the Company merge with and into the Corporation, with the Corporation as the surviving entity (the ‘“Surviving Entity”) upon the terms and subject to the conditions set forth herein (the “Merger”);

     NOW, THEREFORE, in consideration of the promises and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

     1.      Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company shall be merged with and into the Corporation.

     2.      The separate existence of the Company shall cease at the effective time and date of the Merger pursuant to Sections 18-203 and 18-209(e) of the DLLCA and the Corporation shall continue its existence as the Surviving Entity and shall assume the liabilities and obligations of the Company pursuant to the provisions of the DGCL and the DLLCA.

     3.   (a)     At the Effective Time (as hereinafter defined), by virtue of the Merger and without any action on the part of the Company or the Corporation, or any member or stockholder thereof:

     (i)      Each limited liability company interest of the Company, which shall be issued and outstanding immediately prior to the Effective Time (the “Canceled Membership Interests”), shall be converted into       shares of common stock, par value $0.01 (the “Common Stock”), of the Corporation.

     (ii)     Each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger.

     (b)     At the Effective Time, by virtue of the Merger and without any action on the part of the Company or the Corporation, or any member or stockholder thereof, the Canceled Membership Interests shall be canceled and extinguished, and each certificate previously representing such Canceled Membership Interests shall represent, for all corporate purposes, the right to receive the Common Stock pursuant to this Agreement.

     4.      The certificate of incorporation and the bylaws of the Corporation in effect immediately prior to the effective time and date of the Merger shall be the certificate of incorporation and bylaws of the Surviving Entity thereafter. The directors and officers of the Corporation at the effective time and date of the Merger shall be the directors and officers of the Surviving Entity.

     5.      The Corporation shall execute and file a Certificate of Merger in substantially the form attached hereto as Exhibit A (the ''Certificate of Merger”), executed in accordance with the DGCL and DLLCA, with the Office of the Secretary of State of Delaware. The Certificate of Merger shall become effective at 12:01 a.m. on ________________________, 2005 (the “Effective Time”), which also shall be the effective time of the Merger.

     6.      All rights and obligations under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

WILTON FUNDING, LLC

By:

Name: Lindsay Cancino Title: Manager

PATRIOT CAPITAL FUNDING, INC.

By:

Name: Richard P. Buckanvage Title: Chief Executive Officer